Exhibit 10.37
RESEARCH SPONSORSHIP AGREEMENT

This Research Sponsorship Agreement is made and entered this 31st day of January , 2006 (“Effective Date”), by and between DNAPrint Genomics, Inc. a corporation organized and existing under the laws of Utah and having its principal offices at 900 Cocoanut Ave., Sarasota FL 34231 (“Company”) and Massachusetts College of Pharmacy and Health Sciences, 179 Longwood Avenue, Boston, MA 02115-5896 (“MCPHS”).

BACKGROUND.

A. MCPHS, by virtue of its role as an educational institution, carries out scientific research through its faculty, staff and students and is committed to bringing the results of that research into widespread use to the extent it is permitted to do so by its agreements with sponsors of research, and by the provisions of 35 USC §§200-212 and 37 CFR §401 et seq. and regulations pertaining thereto.

B. The Company currently licenses the entire right, title and interest in and to certain chemical compounds (“Compounds”) under a License Agreement between Company and Dr. Mark Froimowitz dated October 19, 2005 (the “License”). A list of the Compounds is attached hereto as Appendix A.

C. The Company wishes to provide research sponsorship under which Dr. Mark Froimowitz (“Principal Investigator”) will lead at MCPHS a research project that relates to the Compounds.

D. The Principal Investigator wishes to perform such research project in accordance with the terms and conditions set forth in this Research Sponsorship Agreement (hereinafter, “Agreement”).

1.	DEFINITIONS.

  As used in this Agreement, the following terms shall have the following meanings:

1.1  “Compound(s)” means: The material(s) identified in Appendix A subject to the License and other material(s), if any, to be supplied by Principal Investigator, from time to time, in accordance with the Research Plan (as defined below) together with any recreations, progeny, mutants, modified derivatives or unmodified derivatives thereof supplied by Principal Investigator or created by or on behalf of Company. Appendix A shall be updated from time to time, as may be necessary, to include new Compounds.

1.2  “Company Representative” means: Mr. Richard Gabriel or such other representative as Company may subsequently designate in writing.

1.3  “Invention” means: Any invention made by (a) the Principal Investigator and/or any other MCPHS employee, student, trainee (including without limitation post-doctoral research fellows) or contractor, in the performance of the Research during the Research Period, or (b) one or more employees or consultants of Company.

1.4  “Patent Rights” means: Any and all Patent Rights that claim, and only to the extent they so claim, an Invention. To the extent that any such claim covers subject matter that is not an Invention, such subject matter and any and all rights in it shall be excluded from Patent Rights. Patent Rights includes any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.5  “Technology” means: Patent Rights and Inventions, including new Compounds.

1.6  “Non-Commercial Research Purposes” means: Use or practice of Technology for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale or the performance of services for a fee.

1.7  “Research” means: The research actually conducted under the direction of the Principal Investigator by Principal Investigator and/or other employees, students, trainees (including without limitation post-doctoral research fellows) and contractors of MCPHS in accordance with the research plan set forth in Appendix B (“Research Plan”) of this Agreement during the Research Period and funded by Company pursuant to this Agreement.

1.8  “Research Period” means: The period beginning on the Effective Date and ending on the date one year thereafter, which period may be extended by mutual written agreement of the Principal Investigator and duly-authorized representatives of MCPHS and Company.

1.9  “Research Results” means: Any and all Inventions, materials, methods, processes, know-how and results discovered or acquired by, or on behalf of, Principal Investigator and/or any other employees, students, trainees (including without limitation post-doctoral research fellows) or contractors of MCPHS in the course of the performance of the Research, including Patent Rights.

2.	SPONSORED RESEARCH.

2.1  Principal Investigator will use his reasonable professional efforts to perform the Research in accordance with the Research Plan; however, failure to complete all aspects of the Research or to achieve any particular result(s) shall not, in the absence of other factors, be deemed a breach of this Agreement.

2.2  The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases to supervise the Research for any reason, MCPHS will so notify Company, and MCPHS may attempt to find among the scientists at MCPHS, a scientist or scientists acceptable to Company to assume the supervision of the Research in place of such Principal Investigator. If MCPHS does not propose to Company any scientist(s) to assume supervision of the Research, or if the scientist(s) so proposed is/are unacceptable to Company, then Company in its sole and absolute discretion, within sixty (60) days after receipt of such notice may elect to terminate this Agreement, including funding of the Research. Company shall promptly advise MCPHS in writing if Company so elects. Such termination shall terminate all obligations pursuant to Paragraph 2.1 above with respect to the Research.

2.3  The scope of work attempted to be directed by Principal Investigator under this Agreement shall be limited to the Research and the Research Period.

2.4
(a)  Company shall pay MCPHS in support of the Research during the Research Period an aggregate amount of three hundred thousand dollars ($300,000). Such amount shall be paid in accordance with the schedule set forth in Appendix C of this Agreement, entitled, “Research Sponsorship Payment Schedule”.

(b)  Checks should be made payable to ________________and should identify Company and the Principal Investigator and be sent to:

______________
______________

Attn.: Director

(c)  Company shall not be obliged to expend funds in excess of those provided under this Article to conduct the Research.

(d)  Nothing in this Agreement shall be interpreted to prohibit MCPHS or the Principal Investigator from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the Research; provided that such funding shall not be on terms that give such entity(ies) any rights to use any Invention(s), or Biological Materials (subject to any non-exclusive license for governmental purposes or other governmental or non-commercial rights reserved by a sponsor(s) as a condition of award of such funding). The Principal Investigator shall notify Company (i) upon making application for and (ii) upon receipt of any such funding.

2.5  Principal Investigator shall submit written, quarterly reports to Company, setting forth the Research Results in sufficient detail to keep Company reasonably apprised of the progress of the Research. The first such report will be due on or before the date three (3) months after the Effective Date. Within sixty (60) days after the earlier of (i) expiration of the Research Period or (ii) termination of this Agreement, the Principal Investigator shall submit a comprehensive, final written report to Company.

2.6
(a)  Prior to public presentation or submission to a journal, the Principal Investigator agrees to submit for review to Company Representative the content of any manuscript, abstract, or presentation containing data and results of the Research.

(b)  Within 30 days of receipt of an early draft manuscript or an abstract or presentation from Principal Investigator, Company shall submit its comments, if any, to the Principal Investigator. The Principal Investigator shall make good faith efforts to incorporate and address all of the Company’s comments. The Principal Investigator, however, has sole decision-making authority over publication content.

(c)  If Company has reason to believe that any such manuscript or abstract reveals a potentially patentable Invention, Company shall so notify MCPHS and Principal Investigator in writing within the time period indicated in subparagraph 2.6(b), above. In such case, Principal Investigator agrees to delay publication or public presentation, for purposes of patent filing, until the earliest to occur of the following: (i) the date of which a U.S. patent application has been filed by Company; or (ii) 60 days after the date of such notification by Company.

2.7  Principal Investigator will promptly report any Invention to Company.

2.8  MCPHS and Principal Investigator shall act hereunder only as independent contractors, and nothing contained in this Agreement shall be construed to be inconsistent with that relationship or status. Under no circumstances shall MCPHS or any of its faculty, staff, students or agents, including without limitation Principal Investigator, be considered to be an employee or agent of Company.

3.	TITLE.

3.1  MCPHS recognizes that the Company is providing enabling technology for creation of a database which allows investigators to hunt for new clinical markers. In recognition of the Company’s role, MCPHS agrees that the Company will own all Technology, Patent Rights and Inventions, including but not limited to, intellectual property, copyright, know-how, trade secrets, databases, software, and compounds developed by MCPHS personnel, including the Principal Investigator, alone or in collaboration with non-MCPHS personnel, as a result of the Research. Any MCPHS personnel associated with the Research or with access to the databases(s) used in the Research are bound by the terms and conditions of this Agreement. Notwithstanding the above, MCPHS will own any “platform technology” discovered as a result of pursuing the Research, and MCPHS hereby grants to the Company a perpetual, worldwide, royalty free, non-exclusive license to use such platform technology. The term “platform technology” shall mean technology which has generic use across a range of applications and is not specific to the Research. Additionally, MCPHS shall be able to utilize and practice the Technology for Non-Commercial Research Purposes. .

3.2  As between the parties, all rights, title and interest in and to the Research Results, including any Inventions or Patents derived from the Research Results and the Compounds are and shall be owned solely and exclusively by Company. As between the parties, all rights, title and interest in and to the Technology are and shall be owned by Company. .

3.3  MCPHS and Principal Investigator acknowledge and agree that any and all intellectual property produced, including physical products, ideas, designs, concepts, plans, programs or applications, during the course of this Agreement as a result of the Research, is and shall remain the Company’s sole property during and after the term of this Agreement. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived (whether or not actually conceived during regular business hours) or made by MCPHS personnel, including the Principal Investigator, alone or in collaboration with non-MCPHS personnel during the term of this Agreement, and (ii) related to the Research, shall be disclosed in writing promptly to Company and shall be the sole and exclusive property of Company. The Principal Investigator shall cooperate with Company and its attorneys in the preparation of patent and copyright applications for such developments and shall promptly assign all such inventions, ideas, processes, and designs to Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the Company’s sole discretion.

3.4 MCPHS employees, personnel and agents, including Principal Investigator shall assign, sell and/or transfer to the Company the entire right, title and interest in and to any and all Inventions, applications and any and all letters patent which may be granted for Inventions that result during the course of the Research for the Company in the United States of America and its territorial possessions and in any and all foreign countries, divisions, reissues and continuations thereof, including the right to file foreign applications directly in the Company’s name and claim priority rights deriving from such United States application to which said foreign applications are entitled by virtue of international convention, treaty or otherwise.

4.	CONFIDENTIALITY.

4.1  Except as otherwise provided in Paragraph 4.2, below, during the term of this Agreement, neither party shall disclose to any third party(ies), including without limitation any governmental patent office or agency, nor use except for the purpose of this Agreement any Confidential Information, as defined below, of the other party. Each party shall restrict the dissemination of the other party’s Confidential Information to its employees or agents who have a need to know such information in order to meet such party’s obligations under this Agreement and are bound by obligations of confidentiality and non-use comparable to those set forth in this Article 4.

4.2  Nothing in this Agreement shall limit in any way (i) disclosure of information required by any applicable law, governmental regulator or court of competent jurisdiction or (ii) disclosure of information that is necessary to prevent imminent danger to the safety of one or more persons. Should either party be required to disclose Confidential Information provided by or on behalf of the other pursuant to part (i) of the preceding sentence, the receiving party shall notify the disclosing party reasonably in advance of such disclosure and shall take all reasonable measures to limit the amount of Confidential Information that must be disclosed.

4.3  “Confidential Information” of a party means any and all information provided by or which will be provided or disclosed (whether or not purposely) by discloser to recipient, whether in tangible or intangible form, including, without limitation, business information, financial information, business forecast information, cash requirement information, organization information, valuation information, technical information and know-how, scientific information, research information, chemical structures, patents and patent applications, ideas, works of authorship, inventions, processes, experimental work, design details, specifications and engineering materials, in any form or format, including, without limitation, written, electronic, graphic, oral, visual, digital, electronic and/or machine readable; and all internal materials, data, results, reports and documents generated by or on behalf of the recipient containing or regarding any of the foregoing. With respect to tangible forms of such information, it must be clearly marked as “confidential” or “proprietary” at the time of disclosure, and with respect to any such information that is disclosed orally or visually, it must be designated as “confidential” or “proprietary” at the time of disclosure with subsequent written confirmation within thirty (30) days of such disclosure referencing the date of disclosure and identifying the information disclosed.

Notwithstanding the foregoing, information disclosed to either party by the other shall not be deemed Confidential Information, and the recipient party will have no obligation with respect to such information:

(a)	if, as of the date of disclosure, such information is part of the public domain;

(b)  if such information subsequently becomes part of the public domain through no act or omission of the recipient party;

(c)  if the recipient party can show that such information was in its possession, as evidenced by written records, and had not been wrongfully acquired, directly or indirectly, from the provider party; or

(d)  if such information is subsequently disclosed to the recipient by a third party not in violation of any obligation of confidentiality to the provider party; or

(e)  if such information is independently developed by receiving party without the use of or reference to disclosing party’s confidential information.

5.	TERMINATION OF AGREEMENT.

5.1  This Agreement, unless terminated as provided herein, shall remain in effect until the first anniversary of the Effective Date.

5.2  The Company may terminate this Agreement pursuant to Paragraph 2.2.

5.3  In addition, this Agreement may be terminated as provided below:

(a)  Material Breach. Any party may immediately terminate this Agreement if another party materially breaches this Agreement and such breaching party fails to cure the breach within thirty (30) days after receipt of written notice from the non-breaching party, such notice specifying in detail the nature of the breach.

(b)  Adverse Regulatory Action. This Agreement may be terminated by any party immediately in the event of regulatory action which would necessitate such termination.

(c)  Company Termination. Company may terminate this Agreement at any time upon ninety (90) days prior written notice to MCPHS and Principal Investigator, provided however, that, Company shall remain responsible for funding the Research through the end of such ninety (90) days.

(d)  Duties Upon Termination. Upon termination pursuant to Paragraph 5.2 or 5.3, whether by MCPHS or by Company, MCPHS shall forward to Company all reports, data, research, analysis and any other tangible products resulting from the Research.

6.	INDEMNIFICATION.

6.1  Company and MCPHS shall indemnify, defend and hold harmless each other and their respective current or former officers, directors, governing board members, trustees, officers, faculty, and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to their respective obligations and duties under this Agreement.

7.	USE OF NAMES.

Neither party shall use the other party’s name or insignia, or any adaptation of them, and Company shall not use the name of the Principal Investigator or other MCPHS researcher(s), in any advertising, promotional or sales literature, without the prior written approval of the other party. This restriction shall not apply to (i) annual or other periodical reports prepared by either party in the normal course of business, (ii) press releases; and (iii) any information required by law to be disclosed to any governmental entity. In addition, the parties may acknowledge Company’s support for the Research being pursued under this Agreement.

8.	ASSIGNMENTS.

Without the prior written consent of the other party in each instance, no party shall assign this Agreement or any of the rights granted or obligations assumed hereunder to any third party, whether voluntarily or involuntarily, by operation of law or otherwise. Any assignment purported or attempted to be made in violation of the terms of this Article 8 shall be null and void and of no legal effect.

9.	NOTICES.

Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either

(a)	delivered in person,

(b)	mailed certified mail return receipt requested,

(c)	made by overnight delivery, or

(d)  faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Company:

DNAPrint Genomics, Inc.
900 Cocoanut Avenue
Sarasota, FL 34231

Attn.: Richard Gabriel

facsimile: (941) 921-2821

with a copy to:

Thomas P. McNamara, P.A.
2909 Bay to Bay Blvd.
Suite 309
Tampa, FL 33629

Attn: Robert C. Sanchez, Esq.

facsimile: (813) 837-1532

If to MCPHS:

Massachusetts College of Pharmacy and Health Sciences
179 Longwood Avenue
Boston, MA 02115-5896

Attn.: Director (?)

facsimile: _____________

with a copy to:

Robert Holmes
____________________
____________________

facsimile: _________________

If to Principal Investigator:

Dr. Mark Froimowitz
___________________
___________________

Facsimile: ________________

By such notice a party may change its address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight carrier shall be deemed given on the date received by such carrier, as indicated on the shipping manifest or waybill. Notices sent by fax shall be deemed given on the date faxed.

10.	MISCELLANEOUS,

10.1  The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and the United States of America.

10.2  Company, MCPHS and the Principal Investigator shall comply with all applicable laws and regulations.

10.3  Legal title to Compounds shall be unaffected by this Agreement or any transfer made hereunder.

10.4  This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.

10.5  Waiver by a party of any obligation under this Agreement shall not be construed as waiver of any such subsequent or other obligation of the party hereunder.

10.6  Should a court of competent jurisdiction hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.7  This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to in a writing signed by the duly authorized representative of each of the parties.

10.8  This Agreement shall be binding upon the respective successors, legal representatives and assignees of MCPHS and Company.

10.9  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

MASSACHUSETTS COLLEGE OF     DNAPRINT GENOMICS, INC.
PHARMACY AND HEALTH SCIENCES

______________________________                                           _____________________________
Name                                                                                                     Name
Title                                                                                                       Title

______________________________                                           _____________________________
Date                                                                                                      Date

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

________________
Dr. Mark Froimowitz

________________
Date